Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SLM Corporation:

We consent to the use of our reports dated February 25, 2021, with respect to the consolidated financial statements of SLM Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

July 30, 2021